Exhibit 99.1

Dril-Quip, Inc. Announces Fourth Quarter and Full Year 2019 Results

HOUSTON – February 27, 2020 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) (the “Company” or “Dril-Quip”) today reported operational and financial results for the fourth quarter and full year 2019.

Key highlights included:

•	Continued revenue growth with fourth quarter 2019 revenue of $108.5 million and full year 2019 revenue of $414.8 million, both at the high end of their respective guidance ranges;

•	Increased product bookings to $101 million in the fourth quarter of 2019 and to $388 million for the full year of 2019 driven by additional growth in new technology product orders;

•	Reported net income of $7.4 million, or $0.21 per diluted share, in the fourth quarter of 2019 and net income of $1.7 million, or $0.05 per diluted share, for the full year 2019;

•

Generated net cash provided by operating activities of $8.1 million in the fourth quarter of 2019 and $14.7 million for the full year 2019; free cash flow totaled $5.2 million in the fourth quarter of 2019 and $3.2 million for the full year 2019;

•	Grew Adjusted EBITDA to $15.8 million in the fourth quarter of 2019 and to $53.8 million for the full year of 2019, which was more than triple the amount reported in full year 2018;

•

Completed cost saving initiatives by capturing additional annualized savings of approximately $8 million in the fourth quarter with total cost savings captured at $52 million exceeding the initial target of $40 to $50 million;

•	Maintained a clean balance sheet with no debt and cash on hand of $399 million as of December 31, 2019; and

•	Repurchased over 615,000 common shares at an average price of $43.12 for a total of $26.6 million in 2019.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “I am proud of the many achievements that we made in an improving, but still uncertain offshore energy environment over this past year. In the fourth quarter of 2019, we recorded revenue and product bookings at the high end of our guidance and continued to benefit from realized cost savings captured through the transformation initiative. The fourth quarter of 2019 was the first time since 2014 that we achieved non-project product bookings above $100 million. In addition, we continued to grow our Adjusted EBITDA to $16 million in the fourth quarter and $54 million for the full year of 2019. For the full year of 2019, we generated $415 million in revenue, a year-over-year increase of 8%, but more importantly we grew Adjusted EBITDA by 209% in 2019 compared to 2018. This significant increase would not be possible without the $30 million in realized cost savings in 2019. We continue to reduce costs, improve performance, execute operationally and deliver on our guidance.”

“The financial and operational gains we achieved were directly attributable to our ability to deliver on our ambitious business transformation launched in late 2018. This transformation targeted aggressive booking goals, penetration of our recently launched new products and ambitious cost reduction targets. I am pleased to announce that we made tremendous progress on all three of these targets. Our retooled commercial teams delivered increases in non-project product bookings year-over-year of 59%. The new products we developed over the past few years are starting to gain traction as 13% of our product bookings in 2019 came from new products. We initially announced a 2019 target of $40 million to $50 million of annualized cost savings focused on a new, more efficient, leaner operating model. Through the efforts of our global workforce, we were able to deliver annualized savings of $52 million, above the high end of our expectations. We expect this new operating model will continue to yield positive momentum into 2020 through further gains in productivity. We generated $3 million in free cash flow while strategically investing in inventory in 2019 to position us for growth in our subsea production systems and our downhole tools businesses in 2020. Our cash position continued to remain strong at over $399 million at year-end 2019, and our balance sheet remains debt-free. We worked hard executing on our business transformation and remained focused on achieving our strategic goals while operating efficiently through this downturn.”

“As we look to 2020 and beyond, Dril-Quip is well-positioned operationally to support increasing order activity with a more efficient overall cost structure and improving margins. We entered 2020 with strong momentum and a belief that growth would continue but we currently are not giving full year guidance for revenues or bookings until there is better line of sight on global demand because of the developing impact of the Coronavirus. As a result of temporary disruptions in our Singapore operations due to travel restrictions and quarantine, we are forecasting revenue for the first quarter of 2020 to be between $95 million and $105 million. We are proactively ramping up production in our facilities outside of the Asia Pacific region to mute further effect of these temporary disruptions. Despite the impact to revenue, we remain encouraged that our product bookings estimate for the first quarter is unchanged, ranging between $85 million and $105 million.

“We will continue to leverage our technologically innovative products, strong balance sheet and customer focused approach to provide the equipment and support to meet the changing needs of the global market. In addition, we remain keenly focused on continuing to optimize our operational performance while delivering profitable growth.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Fourth Quarter and Full Year 2019 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2019 was $108.5 million, slightly higher compared with the $108.2 million in the third quarter of 2019. Revenues for the fourth quarter of 2019 were at the high end of the Company’s guidance range of $100 to $110 million primarily due to an increase in fabricated joint revenues. For the full year 2019, revenue was $414.8 million, a year-over-year increase of $30.2 million, or 8%, driven by an increase primarily in subsea trees, fabricated joints and connectors, partially offset by lower lease revenues year-over-year.

Western Hemisphere revenue increased by approximately $5 million, or 8%, during the fourth quarter of 2019 compared to the third quarter due to increased product and aftermarket revenue. Eastern Hemisphere revenue decreased by approximately $4 million, or 14%, as compared to the prior quarter due to lower product sales partially offset by higher fabricated joint work. Asia-Pacific revenue was flat sequentially.

Gross operating margin for the fourth quarter of 2019 was 30%, in line with the third quarter of 2019. For the full year of 2019, gross operating margin was 29%, which was up from 24% in the full year of 2018, driven by the improvements captured in the costs saving initiatives.

Cost of sales for the fourth quarter of 2019 was $75.7 million, a slight decrease of $0.3 million compared to the prior quarter. For the full year of 2019, cost of sales was $295 million, an increase of $1.4 million, or 0.5%, compared to full year 2018 cost of sales of $293.6 million.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2019 were $21.4 million, a reduction of $6.6 million compared to third quarter of 2019, primarily due to lower stock compensation expense. For full year 2019, SG&A expenses decreased by approximately $4.3 million, or 4.3%, to $96.8 million from $101.1 million in 2018. The year-over-year reduction was primarily due to continued progress in the Company’s transformation efforts, partially offset by the return to more normalized annual merit increases for our employees. SG&A expenses as a percentage of revenues decreased to 23.3% for the year ended December 31, 2019, down from 26.3% for 2018.

Net Income, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2019, Dril-Quip reported net income of $7.4 million, or $0.21 per diluted share, compared to a net loss of $1.3 million, or $0.04 per diluted share, in the third quarter of 2019. Adjusted net income for the fourth quarter was $8.1 million, or $0.23 per diluted share, after excluding $0.02 per share related to restructuring charges, gains related to foreign currency, the sale of assets, and other items. For the full year 2019, Dril-Quip reported net income of $1.7 million, or $0.05 per diluted share, compared to a net loss of $95.7 million, or $2.58 per diluted share, in 2018. Adjusted net income for the full year 2019 was $2.7 million, or $0.08 per diluted share, compared with an adjusted net loss of $23.5 million, or $0.63 per diluted share, in calendar 2018.

Adjusted EBITDA totaled $15.8 million for the fourth quarter of 2019, compared to $15.3 million in the third quarter of 2019. For the full year 2019, Dril-Quip generated Adjusted EBITDA of $53.8 million compared to Adjusted EBITDA of $17.4 million for 2018, an increase of 209% year-over-year, driven by realized cost savings and increased revenues.

Free cash flow for the fourth quarter of 2019 totaled $5.2 million, as compared to negative $8 million generated in the third quarter of 2019. For the full year 2019, free cash flow totaled $3.2 million compared with $13.4 million in 2018. This decline was driven largely by higher activity and the Company’s strategic stocking program.

Cost Saving Initiatives

In 2018, Dril-Quip began the implementation of a full business transformation centered around a structured approach to improve cost performance across the entire Company. The sustainable cost-saving initiatives are focused on optimizing and improving the Company’s infrastructure across manufacturing, supply chain, SG&A, engineering and research and development. This reorganization will allow Dril-Quip to maintain its global presence in key markets, while supporting an integrated supply chain model which will create more flexibility in meeting the needs of its customers. The original goal was to achieve annualized savings in place by year-end 2019 of approximately $40 to $50 million.

At the end of the fourth quarter of 2019, Dril-Quip had completed the initial phase of the cost saving initiatives with $52 million in annualized savings achieved. Some examples of the progress made over the past 18 months include reducing and rationalizing global footprints, optimizing operational activities, supplier renegotiations and workforce reductions. Looking forward, the Company will leverage the skills gained during this transformation to focus on additional productivity initiatives that are longer-term in nature and will continue to add value in 2020 and beyond.

Balance Sheet

Dril-Quip’s cash on hand as of December 31, 2019 was $399 million, which together with amounts available under the asset-based lending (ABL) facility resulted in approximately $432 million of available liquidity. This robust liquidity position provides both financial and operational flexibility and allows the Company to continue to execute on its long-term strategy of investing in research and development, supporting a market upturn, opportunistically returning cash to shareholders and pursuing strategic acquisitions.

Share Repurchases

On February 26, 2019, the Board of Directors authorized a share repurchase plan under which the Company could repurchase up to $100 million of its common stock. The repurchase plan has no set expiration date and any repurchased shares are expected to be cancelled. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price, liquidity and other factors. The program does not obligate the Company to acquire any particular amount of common stock and may be modified or superseded at any time at the Company’s discretion.

For the three-month period ended December 31, 2019, the Company purchased 490,052 shares under the share repurchase plan at an average price of approximately $43.25 per share, totaling approximately $21.2 million and retired such shares. For the full year 2019, the Company purchased 615,940 shares under the share repurchase plan at an average price of $43.12 per share, totaling approximately $26.6 million. The Company continues to evaluate current market conditions on an ongoing basis as it relates to executing its share buyback program while also taking the liquidity needs of the Company into consideration.

Conference Call

As previously announced, the Company will hold a conference call to discuss its 2019 results and 2020 outlook tomorrow, Friday, February 28, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and asking to be connected to the Dril-Quip year-end 2019 conference call. The call will also be webcast and will be available on Dril-Quip’s website at www.dril-quip.com on the “Events and Presentations” page under the “Investors” tab. An audio replay of the call will be available on Dril-Quip’s website approximately 2 hours following its conclusion.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures. Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of its operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Raj Kumar, Vice President Finance and Chief Accounting Officer, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018
	(In thousands, except per share data)
Revenues:
Products	$78,762	$81,851	$303,279	$265,052
Services	19,082	17,884	72,018	72,414
Leasing	10,610	8,492	39,509	47,160

Total revenues	108,454	108,227	414,806	384,626
Costs and expenses:
Cost of sales	75,741	76,023	295,007	293,573
Selling, general and administrative	21,444	27,962	96,782	101,090
Engineering and product development	4,798	3,754	17,329	20,297
Impairment, restructuring and other charges	435	546	4,396	98,602
Gain on sale of assets	(28)	(280)	(1,511)	(6,198)

Total costs and expenses	102,390	108,005	412,003	507,364
Operating income (loss)	6,064	222	2,803	(122,738)
Interest income	1,347	1,906	7,940	8,040
Interest expense	(166)	(26)	(314)	(291)
Income tax provision (benefit)	(155)	3,412	8,709	(19,294)

Net income (loss)	$7,400	$(1,310)	$1,720	$(95,695)

Earnings (loss) per share:
Basic	$0.21	$(0.04)	$0.05	$(2.58)

Diluted	$0.21	$(0.04)	$0.05	$(2.58)

Depreciation and amortization	$8,865	$8,304	$34,020	$35,312

Capital expenditures	$2,881	$4,022	$11,501	$32,061

Weighted Average Shares Outstanding:
Basic	35,873	35,559	35,839	37,075
Diluted	36,101	35,559	36,152	37,075

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Assets:
Cash and cash equivalents	$398,946	$413,102	$418,100
Other current assets	481,543	465,617	434,881
PP&E, net	258,497	259,423	274,123
Other assets	67,579	67,493	65,406

Total assets	$1,206,565	$1,205,635	$1,192,510

Liabilities and Equity:
Current liabilities	$96,940	$96,533	$81,539
Deferred Income taxes	4,150	2,259	2,466
Other long-term liabilities	14,774	14,171	12,343

Total liabilities	115,864	112,963	96,348

Total stockholders equity	1,090,701	1,092,672	1,096,162

Total liabilities and equity	$1,206,565	$1,205,635	$1,192,510

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted Net Income

and Adjusted Diluted Earnings per Share

Adjusted Net Income and EPS:	Three months ended
	December 31, 2019		September 30, 2019		December 31, 2018
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$7,400	$0.21	$(1,310)	$(0.04)	$(74,912)	$(2.09)
Adjustments (after tax):
Reverse the effect of foreign currency	355	0.01	(903)	(0.03)	(156)	—
Add back impairment and other charges	—	—	—	—	67,569	1.88
Restructuring costs, including severance	344	0.01	432	0.01	6,894	0.19
Gain on sale of assets	(22)	—	(221)	(0.01)	(857)	(0.02)

Adjusted net income (loss)	$8,077	$0.23	$(2,002)	$(0.07)	$(1,462)	$(0.04)

Adjusted Net Income and EPS:	Twelve months ended December 31,
	2019		2018		2017
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$1,720	$0.05	$(95,695)	$(2.58)	$(100,639)	$(2.69)
Adjustments (after tax):
Reverse the effect of foreign currency	(1,287)	(0.04)	(796)	(0.02)	6,733	0.18
Add back impairment and other charges	—	—	67,569	1.82	39,629	1.06
Less one-time tax adjustments	—	—	—	—	60,547	1.62
Restructuring costs, including severance	3,473	0.10	10,326	0.28	3,548	0.09
Gain on sale of assets	(1,194)	(0.03)	(4,896)	(0.13)	—	—

Adjusted net income (loss)	$2,712	$0.08	$(23,491)	$(0.63)	$9,818	$0.26

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Net income (loss)	$7,400	$(1,310)	$(74,912)
Add:
Interest (income) expense	(1,181)	(1,880)	(2,329)
Income tax expense (benefit)	(155)	3,412	(21,585)
Depreciation and amortization expense	8,865	8,304	9,346
Restructuring costs, including severance	435	546	8,726
Long-lived asset, inventory and goodwill impairments			85,531
Gain on sale of assets	(28)	(280)	(1,085)
Foreign currency loss (gain)	449	(1,143)	(197)
Stock compensation expense	(25)	7,663	3,509

Adjusted EBITDA	$15,760	$15,312	$7,004

Adjusted EBITDA:	Year ended
	December 31, 2019	December 31, 2018	December 31, 2017
	(In thousands)
Net income (loss)	$1,720	$(95,695)	$(100,639)
Add:
Interest income, (net)	(7,626)	(7,749)	(3,492)
Income tax expense (benefit)	8,709	(19,294)	34,995
Depreciation and amortization expense	34,020	35,312	40,974
Restructuring costs, including severance	4,396	13,071	5,170
Long-lived asset, inventory and goodwill impairments		85,531	60,968
Gain on sale of assets	(1,511)	(6,198)	—
Foreign currency loss (gain)	(1,630)	(1,007)	8,292
Stock compensation expense	15,721	13,459	14,270

Adjusted EBITDA	$53,799	$17,430	$60,538

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Net cash provided by operating activities	$8,054	$(4,026)	$12,896
Less:
Purchase of property, plant and equipment	(2,881)	(4,022)	(6,394)

Free cash flow	$5,173	$(8,048)	$6,502

Free Cash Flow:	Year ended December 31,
	2019	2018	2017
	(In thousands)
Net cash provided by operating activities	$14,678	$45,503	$107,993
Less:
Purchase of property, plant and equipment	(11,501)	(32,061)	(27,622)

Free cash flow	$3,177	$13,442	$80,371